Dated as of: [            ], 2023

FOURTH AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST

AND

VONTOBEL ASSET MANAGEMENT, INC.

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
Vontobel Global Environmental Change Fund	Institutional Class	80 bps

Vontobel U.S. Equity Institutional Fund	Institutional Class	65 bps

ADVISERS INVESTMENT TRUST		VONTOBEL ASSET MANAGEMENT, INC.

By:		By:
Name:	Barbara J. Nelligan	Name:
Title:	President, Advisers Investment Trust	Title:

By:
Name:
Title:

[1]	Expressed as a percentage of a Fund’s average daily net assets.